UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Helix BioPharma Corp.
(Name of Issuer)
Common Shares, no par value
(Title of Class of Securities)
422910109
(CUSIP Number)
Veronika Kandziora
ACM Alpha Consulting Management AG
Sihleggstrasse 23
CH – 8832 Wollerau, Switzerland
+41 76 208 2084
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
January 13, 2012
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS ACM Alpha Consulting Management AG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK, WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Switzerland

	7	SOLE VOTING POWER

NUMBER OF		580,620

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		580,620

WITH	10	SHARED DISPOSITIVE POWER

		580,620

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS ACM Alpha Consulting Management Est.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK, WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Liechtenstein

	7	SOLE VOTING POWER

NUMBER OF		1,004,100

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,004,100

WITH	10	SHARED DISPOSITIVE POWER

		1,067,100

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Zbigniew Lobacz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		12,480,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		12,480,000

WITH	10	SHARED DISPOSITIVE POWER

		12,480,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Veronika Kandziora

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK, WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		580,260

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Andreas Kandziora

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	7	SOLE VOTING POWER

NUMBER OF		63,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		63,000

WITH	10	SHARED DISPOSITIVE POWER

		1,067,100

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Sylwester Cacek

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		7,060,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,060,000

WITH	10	SHARED DISPOSITIVE POWER

		7,060,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Slawomir Majewski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		1,836,400

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,836,400

WITH	10	SHARED DISPOSITIVE POWER

		1,836,400

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Andrzej Bernady

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		582,950

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		582,950

WITH	10	SHARED DISPOSITIVE POWER

		582,950

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Marek Zielinski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		2,817,800

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,817,800

WITH	10	SHARED DISPOSITIVE POWER

		2,817,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Jan Bankiel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		741,575

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		741,575

WITH	10	SHARED DISPOSITIVE POWER

		741,575

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Henryk Bankiel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		692,075

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		692,075

WITH	10	SHARED DISPOSITIVE POWER

		692,075

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Piotr Grzegorzewski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		1,368,700

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,368,700

WITH	10	SHARED DISPOSITIVE POWER

		1,368,700

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Daniel Laske

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		639,100

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		639,100

WITH	10	SHARED DISPOSITIVE POWER

		639,100

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Elzbieta Sobiech

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		958,800

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		958,800

WITH	10	SHARED DISPOSITIVE POWER

		958,800

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Wojciech Hajduk

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		5,665,556

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,665,556

WITH	10	SHARED DISPOSITIVE POWER

		5,665,556

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Izabela Flejsierowicz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Poland

	7	SOLE VOTING POWER

NUMBER OF		3,748,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,748,000

WITH	10	SHARED DISPOSITIVE POWER

		3,748,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	422910109

1	NAMES OF REPORTING PERSONS Marek Orlowski

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Switzerland

	7	SOLE VOTING POWER

NUMBER OF		710,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,948,676

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		710,000

WITH	10	SHARED DISPOSITIVE POWER

		710,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	40,948,676

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	60.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1. Security and Issuer
This Amendment No. 5 (“Amendment No. 5”) amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2011 (the “Original Schedule 13D”), as amended by Amendment No. 1 thereto filed with the SEC on October 12, 2011 (“Amendment No. 1”), further amended by Amendment No. 2 thereto filed with the SEC on October 19, 2011 (“Amendment No. 2”), further amended by Amendment No. 3 thereto filed with the SEC on October 20, 2011 (“Amendment No. 3”), and further amended by Amendment No. 4 thereto filed with the SEC on November 10, 2011 (“Amendment No. 4 and, together with the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, the “Schedule 13D”), by ACM Alpha Consulting Management AG, ACM Alpha Consulting Management Est., Mr. Zbigniew Lobacz, Ms. Veronika Kandziora, Mr. Andreas Kandziora, Sylwester Cacek, Slawomir Majewski, Andrzej Bernady, Marek Zielinski, Jan Bankiel, Henryk Bankiel, Piotr Grzegorzewski, Daniel Laske, Elzbieta Sobiech, Wojciech Hajduk, and Izabela Flejsierowicz (collectively, the “Original Reporting Persons”), relating to the common shares, no par value (the “Common Shares”), of Helix BioPharma Corp. (the “Company”). Except as set forth herein, this Amendment No. 5 does not modify any of the information previously reported by the Original Reporting Persons in the Schedule 13D.
Item 2. Identity and Background
Marek Orlowski (together with the Original Reporting Persons, the “Reporting Persons”) is being added to the “group” (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) filing of the Original Reporting Persons on the Schedule 13D. Mr. Orlowski is a citizen of Poland and his principal residence is ul. Czarnieckiego 60, 01-548 Warsaw, Poland. Mr. Orlowski is currently a consultant for Sanofi-Aventis for portfolio development and globalization of brands. Mr. Orlowski has not, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or a finding of any violation with respect to such laws.
Item 3. Source and Amount of Funds or Other Consideration
Marek Orlowski holds 710,000 Common Shares, which were purchased for an aggregate purchase price of Cdn $2,009,300. The source of funds for the Common Shares acquired by Mr. Orlowski were personal funds.
Item 4. Purpose of Transaction
Zbigniew Lobacz, ACM Alpha Consulting Management AG (“ACM AG”), ACM Alpha Consulting Management Est. and Andreas Kandziora filed a Dissident Proxy Circular (the “Proxy Circular”) dated January 13, 2012 with the Ontario Securities Commission in connection with the Company’s Annual Meeting to be held on January 30, 2012.   The Proxy Circular relates to, among other things, the solicitation of proxies to fix the number of directors of the Company at five (5) and to elect William B. White, Robert Verhagen, Mario Gobbo, Marek Orlowski and Sebastion Szachowicz to serve as directors on the Company’s board of directors.  As discussed herein, Marek Orlowski holds 710,000 Common Shares. A copy of the Proxy Circular has been attached hereto as Exhibit A and is incorporated herein by reference.
Item 5. Interest in Securities of the Issuer
(a) The disclosure herein assumes there are 67,216,942 Common Shares outstanding (based on the Company’s Notice and Management Proxy Circular dated December 27, 2011 and filed with the SEC on January 9, 2012). The Common Shares, which may be deemed to be beneficially owned by the Reporting Persons as a “group” within the meaning of Rule 13d-5 under the Exchange Act, represent approximately 60.9% of the outstanding Common Shares as of the date hereof. The foregoing percentage was calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, which specifically excludes from such calculations all shares which underlie options, warrants, rights or conversion privileges and which are beneficially owned by any person other than a Reporting Person.
By virtue of the relationships described herein, the Reporting Persons may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Common Shares beneficially owned by members of the group as a whole. The filing of the Schedule 13D shall not be construed as an admission that the Reporting Persons are, for purposes of 13(d) of the Exchange Act, the beneficial owners of any Common Shares he, she or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the Common Shares reported herein that he, she or it does not directly own.
(b) Marek Orlowski has sole voting and dispositive power with respect to 710,000 Common Shares. Mr. Orlowski may be deemed to share voting power with respect to the Common Shares beneficially owned by the Original Reporting Persons. ACM AG established the account holding the Common Shares owned by Mr. Orlowski. However, ACM AG does not have the power to vote the Common Shares of Marek Orlowski and such Common Shares may only be disposed of upon instruction by Marek Orlowski.
(c) There were no transactions with respect to the Common Shares by the Reporting Persons effected during the 60 days preceding the event triggering the requirement to file this Amendment No. 5.
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
Marek Orlowski entered into a joinder agreement, dated January 17, 2012, to the Original Reporting Persons agreement of joint filing, a copy of which is attached to this Amendment No. 5 as Exhibit C.
ITEM 7. Materials to be Filed as Exhibits

Exhibit	Description

A	Dissident Proxy Circular, dated January 13, 2012, as filed with the Ontario Securities Commission on January 13, 2012 (filed herewith).
B
Joint Filing Agreement, dated November 10, 2011, among ACM Alpha Consulting Management AG, Veronika Kandziora, ACM Alpha Consulting Management Est., Andreas Kandziora, Zbigniew Lobacz, Sylwester Cacek, Slawomir Majewski, Andrzej Bernady, Marek Zielinski, Jan Bankiel, Henryk Bankiel, Piotr Grzegorzewski, Daniel Laske, Elzbieta Sobiech, Wojciech Hajduk and Izabela Flejsierowicz included as Exhibit A to Amendment No. 4 to the Schedule 13D filed with the SEC on November 10, 2011 is incorporated by reference hereto.

C	Joinder Agreement, dated January 17, 2012, by Marek Orlowski (filed herewith).
D	Press Release, dated January 13, 2012 (filed herewith).

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.
Dated: January 17, 2012

ACM ALPHA CONSULTING MANAGEMENT AG
By:	/s/ Veronika Kandziora
	Name:	Veronika Kandziora
	Title:	President and Chief Executive Officer

ACM ALPHA CONSULTING MANAGEMENT EST.
By:	/s/ Andreas Kandziora
	Name:	Andreas Kandziora
	Title:	President and Managing Director

/s/ Zbigniew Lobacz ZBIGNIEW LOBACZ

/s/ Veronika Kandziora VERONIKA KANDZIORA

/s/ Andreas Kandziora ANDREAS KANDZIORA

/s/ Sylwester Cacek SYLWESTER CACEK

/s/ Slawomir Majewski SLAWOMIR MAJEWSKI

/s/ Andrzej Bernady ANDRZEJ BERNADY

/s/ Marek Zielinski MAREK ZIELINSKI

/s/ Jan Bankiel JAN BANKIEL

/s/ Henryk Bankiel HENRYK BANKIEL

/s/ Piotr Grzegorzewski PIOTR GRZEGORZEWSKI

/s/ Daniel Laske DANIEL LASKE

/s/ Elzbieta Sobiech ELZBIETA SOBIECH

/s/ Wojciech Hajduk WOJCIECH HAJDUK

/s/ Izabela Flejsierowicz IZABELA FLEJSIEROWICZ

/s/ Marek Orlowski MAREK ORLOWSKI